Period Ended November 30, 2004

John Hancock Strategic Series
John Hancock Strategic Income Fund
Series - 1
NAV per share  Class C             $7.19
NAV per share  Class I             $7.19
NAV per share  Class R             $7.19
Dividends from net investment income
Per share  Class C                0.1578
Per share  Class I                0.1963
Per share  Class R                0.1737
Distribution from capital gain
Per share  Class B                0.0000
Per share  Class C                0.0000
Per share  Class I                0.0000
Per share  Class R                0.0000

John Hancock High Income Fund
Series   2
NAV per share  Class C            $10.12
NAV per share  Class I            $10.12
Dividends from net investment income
Per share  Class C                0.2637
Per share  Class I                0.3167
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